EXHIBIT 99.1

Otelco Reports Second Quarter 2018 Operational and Financial Results

ONEONTA, Ala., Aug. 13, 2018 (GLOBE NEWSWIRE) -- Otelco Inc. (NASDAQ: OTEL), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, today announced operational and financial results for its second quarter ended June 30, 2018. Key operational and financial highlights for Otelco include:

  Total revenues of $16.9 million for second quarter 2018.
  Operating income of $5.2 million for second quarter 2018.
  Net income of $2.9 million for second quarter 2018.
  Consolidated EBITDA (as defined below) of $7.1 million for second quarter 2018.
  Additional $3.0 million voluntary principal prepayment reduces debt.

“We are pleased with another quarter of solid execution against our strategy,” said Rob Souza, President and CEO of Otelco. “Operating income increased 2.4%, net income increased 89.3% and Consolidated EBITDA increased 1.5% for second quarter 2018 from second quarter 2017. The ratio of debt, net of cash, to Consolidated EBITDA is below 3.0 for the third consecutive quarter.”

SECOND QUARTER RESULTS
Revenue for the three months ended June 30, 2018, declined 3.0%, while Otelco controlled its expenses, allowing operating income to increase 2.4% for the same period, when compared to the three months ended June 30, 2017. Net income increased to $2.9 million in second quarter 2018 from $1.5 million in second quarter 2017, primarily driven by a $1.1 million decrease in interest expense associated with the Company’s new CoBank credit facility. Basic net income per share increased to $0.86 per share for second quarter 2018, compared to $0.46 per share in the same period of 2017.

EBITDA
Consolidated EBITDA (as defined below) was $7.1 million for second quarter 2018, an increase of $0.1 million from the same period last year.

ALTERNATIVE CONNECT AMERICA (COST) MODEL (ACAM)
During 2018, the FCC expanded the ACAM program to provide additional funding to locations that had been initially capped. The Company accepted the FCC’s enhanced ACAM offer in Missouri, which will provide an additional $1.5 million in funding over the ten-year life of the program, which began in 2017. The FCC has also adjusted the budget control payments for 2017 and 2018, which positively affected the Company’s Vermont property, providing a one-time benefit of $0.2 million. Results for the second quarter included the additional ACAM revenue approved by the FCC for investment in Missouri and the positive adjustment in the FCC’s budget controls for Vermont.

CONNECT AMERICA FUND II (CAF II)
Otelco was accepted as a bidder by the FCC in the CAF II auction process that began on July 24, 2018. The FCC has not confirmed the awards from the auction.

NETWORK INVESTMENT
Otelco invested $2.1 million in enhancing its network during second quarter 2018. The Company has installed over 400 route miles of fiber-to-the-home, including approximately 100 route miles in 2018. This growth brings Otelco’s fiber network of transport and fiber-to-the-home to over 2,000 route miles.

BALANCE SHEET
Cash increased to $4.2 million at the end of second quarter from $3.6 million at the end of 2017. During second quarter, the Company reduced the outstanding principal on its credit facility by $4.1 million, including a $3.0 million voluntary prepayment. An additional $1.0 million voluntary prepayment was made on July 31, 2018, reducing the outstanding balance on July 31, 2018, to $79.7 million, or a reduction of 8.4% since the $87.0 million facility was initiated in November 2017. By the end of third quarter 2018, the leverage ratio, as computed in accordance with the credit facility, is expected to fall below 3.0, allowing the Company to benefit from a 0.25% reduction in interest margin to 4.25%. The lower margin will save the Company approximately $0.2 million in interest expense on an annual basis. The Company’s ratio of debt, net of cash, to Consolidated EBITDA (as defined below), declined to 2.87 at June 30, 2018.

INCOME TAXES
The Tax Cuts and Jobs Act, implemented at the end of 2017, increased bonus depreciation from 50% to 100% and reduced the maximum federal corporate tax rate from 35% to 21%. The Company is expected to reduce its cash federal income tax for the year 2018 by approximately $2.1 million under the new tax law. The provision for income taxes for the three months ended June 30, 2018, decreased 15.6% to $0.8 million from $0.9 million in the three months ended June 30, 2017.

RURAL MUNICIPALITIES
During the second quarter 2018, broadband committees in Hawley, Monroe, Florida and Savoy, Massachusetts, working with WiValley and the Massachusetts Executive Office of Housing and Economic Development, unanimously agreed to engage Otelco as their partner to build and operate a fixed-wireless network using only the $2.0 million in broadband grant money allocated to the towns by Massachusetts. The new network could be operating in Hawley as early as this October, with the other towns to follow by early 2019. The grants are intended to bring high-speed internet to underserved towns, mostly located in western Massachusetts. The WiValley grants will make higher speed service available to over 500 individual locations.

“We look forward to partnering with four more communities to enhance their voice and data services and make them more competitive for the digital future,” commented Rob Souza, President and CEO of Otelco. “Our previous work with the town of Leverett, Massachusetts, demonstrates how municipal partnerships can work to improve communities’ digital access. We expect all approvals and contracts to be finalized before the end of the third quarter.”

BILLING/OPERATIONS SUPPORT SYSTEM REPLACEMENT
For the last two years, Otelco has been planning for a new billing and operations support system that will replace four existing systems. For the month of June, all carrier customers were billed from the new system. As of the end of July, all end user activity – from ordering to provisioning to billing to collecting – is being handled in the new system.

“We have been patient and careful in working with our vendor to create and implement a system we can use to serve all of our customers well into the future,” added Souza. “We are pleased to complete this deliberate process as both our employees and customers make the transition to the new system. In addition to keeping up with every customer’s needs, location, servicing equipment and usage, from long-distance minutes to gigabit ethernet circuits, the system will also enhance our ability to market new products to meet targeted customer requirements. The new system is expected to save us approximately $750,000 annually, approximately half of which was realized in the first half of 2018.

SUMMARY
“As you can see, our employee team has been actively engaged in many initiatives for our customers and stockholders during the past quarter,” continued Souza. “We are focused on enhancing our customer experience, improving available data speeds, adding new customers to the Otelco family and reducing our leverage to give the Company more financial flexibility for the future. While the price of our stock has more than tripled in the last two years, our peers in the industry continue to trade at somewhat higher multiples than Otelco. Generating an improvement in revenue performance while maintaining our focus on cost management should continue to serve our employees, customers and stockholders well into the future.”

OPERATING STATISTICS
Over 53% of the Company’s voice and data access lines serve enterprise customers. Detailed operating information for the period ended June 30, 2018, is shown below:

Otelco Inc. - Key Operating Statistics

	June 30,	March 31,	% Change from	December 31,	% Change from
	2018	2018	March 31, 2018	2017	December 31, 2017
Business/Enterprise
CLEC
Voice lines	15,713	16,030	(2.0)%	16,239	(3.2)%
HPBX seats	11,924	11,369	4.9%	11,338	5.2%
Data lines	3,218	3,325	(3.2)%	3,359	(4.2)%
Wholesale network lines	2,391	2,398	(0.3)%	2,417	(1.1)%
RLEC
Voice lines	15,119	15,212	(0.6)%	15,400	(1.8)%
Data lines	1,576	1,586	(0.6)%	1,602	(1.6)%
Access line equivalents (a)	49,941	49,920	0.0%	50,355	(0.8)%

Residential
CLEC
Voice lines	616	621	(0.8)%	628	(1.9)%
Data lines	2,712	2,792	(2.9)%	2,815	(3.7)%
RLEC
Voice lines	18,375	18,725	(1.9)%	19,147	(4.0)%
Data lines	18,370	18,558	(1.0)%	18,771	(2.1)%
Other services	3,421	3,485	(1.8)%	3,561	(3.9)%
Access line equivalents (a)	43,494	44,181	(1.6)%	44,922	(3.2)%

Otelco access line equivalents (a)	93,435	94,101	(0.7)%	95,277	(1.9)%

(a)  The Company defines access line equivalents as retail and wholesale voice lines, data lines (including cable modems, digital subscriber lines, other broadband connections and dedicated data access trunks) and other services (including entertainment and security services).

SECOND QUARTER EARNINGS CONFERENCE CALL
Otelco has scheduled a conference call, which will be broadcast live over the internet, on Tuesday, August 14, 2018, at 11:30 a.m. (Eastern Time). To participate in the call, participants should dial (323) 794-2588 and ask for the Otelco call 10 minutes prior to the start time. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the internet by visiting the Company’s website at www.Otelco.com. To listen to the live call online, please visit the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available on the Company's website at www.Otelco.com for 30 days. A two-week telephonic replay may also be accessed by calling (719) 457-0820 and entering the Confirmation Code 4041809.

ABOUT OTELCO
Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long distance telephone, digital high-speed data lines, transport services, network access, cable television and other related services. With more than 93,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines. Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers. It also provides competitive retail and wholesale communications services and technology consulting, managed services and private/hybrid cloud hosting services through several subsidiaries. For more information, visit the Company’s website at www.Otelco.com.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

OTELCO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share par value and share amounts)
(unaudited with the exception of December 31, 2017 being audited)

	June 30,	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$4,238	$3,570
Accounts receivable:
Due from subscribers, net of allowance for doubtful
accounts of $254 and $206, respectively	4,533	4,647
Other	2,196	1,875
Materials and supplies	2,826	2,700
Prepaid expenses	1,285	3,122
Total current assets	15,078	15,914

Property and equipment, net	50,782	50,888
Goodwill	44,976	44,976
Intangible assets, net	1,118	1,328
Investments	1,500	1,632
Interest rate cap	46	-
Other assets	150	201
Total assets	$113,650	$114,939

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$705	$1,619
Accrued expenses	4,927	4,803
Advance billings and payments	1,558	1,684
Customer deposits	62	58
Current maturity of long-term notes payable, net of debt issuance cost	3,897	3,891
Total current liabilities	11,149	12,055

Deferred income taxes	18,939	18,939
Advance billings and payments	2,294	2,367
Other liabilities	8	13
Long-term notes payable, less current maturities and debt issuance cost	75,079	80,058
Total liabilities	107,469	113,432

Stockholders' equity
Class A Common Stock, $.01 par value-authorized 10,000,000 shares;
issued and outstanding 3,388,624 and 3,346,689 shares, respectively	34	34
Additional paid in capital	4,056	4,285
Retained earnings (deficit)	2,091	(2,812)
Total stockholders' equity	6,181	1,507
Total liabilities and stockholders' equity	$113,650	$114,939

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenues	$16,890	$17,406	$33,616	$34,786

Operating expenses
Cost of services	7,483	8,044	15,447	15,857
Selling, general and administrative expenses	2,428	2,467	5,310	5,174
Depreciation and amortization	1,807	1,842	3,626	3,681
Total operating expenses	11,718	12,353	24,383	24,712

Income from operations	5,172	5,053	9,233	10,074

Other income (expense)
Interest expense	(1,467)	(2,571)	(2,925)	(5,182)
Other income	1	-	168	203
Total other expense	(1,466)	(2,571)	(2,757)	(4,979)

Income before income tax expense	3,706	2,482	6,476	5,095
Income tax expense	(798)	(946)	(1,573)	(1,951)

Net income	$2,908	$1,536	$4,903	$3,144

Weighted average number of common shares outstanding:
Basic	3,388,624	3,346,689	3,388,624	3,346,689
Diluted	3,439,659	3,445,632	3,429,974	3,445,632

Basic net income per common share	$0.86	$0.46	$1.45	$0.94

Diluted net income per common share	$0.85	$0.45	$1.43	$0.91

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$4,903	$3,144
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation	3,458	3,479
Amortization	168	202
Amortization of loan costs	239	621
Provision for uncollectible accounts receivable	163	206
Stock-based compensation	151	166
Payment in kind interest - subordinated debt	-	157
Changes in operating assets and liabilities
Accounts receivable	(370)	189
Materials and supplies	(126)	(349)
Prepaid expenses and other assets	1,888	1,554
Accounts payable and accrued expenses	(790)	(110)
Advance billings and payments	(199)	495
Other liabilities	-	(13)
Net cash from operating activities	9,485	9,741

Cash flows used in investing activities:
Acquisition and construction of property and equipment	(3,298)	(3,758)
Net cash used in investing activities	(3,298)	(3,758)

Cash flows used in financing activities:
Loan origination costs	(37)	(77)
Principal repayment of long-term notes payable	(5,175)	(5,125)
Interest rate cap	(46)	-
Retirement of CoBank equity	119	164
Tax withholdings paid on behalf of employees for restricted stock units	(380)	(209)
Net cash used in financing activities	(5,519)	(5,247)

Net increase in cash and cash equivalents	668	736
Cash and cash equivalents, beginning of period	3,570	10,538

Cash and cash equivalents, end of period	$4,238	$11,274

Supplemental disclosures of cash flow information:
Interest paid	$2,701	$4,456

Income taxes paid	$435	$692

Issuance of Class A common stock	$-	$1

CONSOLIDATED EBITDA – Consolidated EBITDA is defined as consolidated net income plus consolidated net interest expense, depreciation and amortization, income taxes and certain other fees, expenses and non-cash charges reducing consolidated net income. Consolidated EBITDA is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Consolidated EBITDA corresponds to the definition of Consolidated EBITDA in the Company’s credit facility. The lenders under the Company’s credit facility utilize this measure to determine compliance with credit facility requirements. The Company uses Consolidated EBITDA as an operational performance measurement to focus attention on the operational generation of cash, which is used for reinvestment into the business; to repay its debt and to pay interest on its debt; to pay income taxes; and for other corporate requirements. The Company reports Consolidated EBITDA to allow current and potential investors to understand this performance metric and because the Company believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance. However, Consolidated EBITDA should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of Consolidated EBITDA may not be comparable to similarly titled measures used by other companies.

Reconciliation of Consolidated EBITDA to Net Income						Twelve Months
		Three Months Ended June 30,		Six Months Ended June 30,		Ended June 30,
		2018	2017	2018	2017	2018
Net income		$2,908	$1,536	$4,903	$3,144	$13,874
Add:	Depreciation	1,723	1,741	3,458	3,479	6,980
	Interest expense less interest income	1,348	2,260	2,687	4,562	6,551
	Interest expense - amortized loan cost	118	311	238	620	4,440
	Income tax expense	798	946	1,573	1,951	(8,234)
	Amortization - intangibles	84	101	168	202	342
	Loan fees	19	39	38	79	2,406
	Stock-based compensation (senior management)	80	71	151	166	294
Consolidated EBITDA		$7,078	$7,005	$13,216	$14,203	$26,653

LEVERAGE RATIO – The Company uses the ratio of debt, net of cash, to Consolidated EBITDA for the last twelve months as an operational performance measurement of Otelco’s leverage. Such ratio is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, GAAP. The Company reports such ratio to allow current and potential investors to understand this performance metric. The Company also believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance, including the Company’s ability to generate earnings sufficient to service its debt, and enhances understanding of the Company’s financial performance and highlights operational trends. However, such ratio should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of such ratio may not be comparable to similarly titled ratios used by other companies. The table below provides the calculation of such ratio as of June 30, 2018.

Ratio of Debt, Net of Cash, to Consolidated EBITDA
as of June 30, 2018
($ 000)

Notes payable	$78,976
Debt issuance costs	1,761
Notes outstanding	80,737

Less cash	(4,238)
Notes outstanding, net of cash	$76,499
Consolidated EBITDA for the
last twelve months	$26,653

Leverage ratio	2.87

Contact:   Curtis Garner
                  Chief Financial Officer
                  Otelco Inc.
                  205-625-3580
                  Curtis.Garner@Otelco.com